KIPNIS TESCHER LIPPMAN & VALINSKY
                      100 Northeast Third Avenue, Suite 610
                       Fort Lauderdale, Florida 33301-1165




                                                  May 15, 2002


P.D.C. Innovative Industries, Inc.
3701 N.W. 126th Avenue, Corporate Park, Bay 5
Coral Springs, Florida 33065


Gentlemen:

         We have acted as special securities counsel to P.D.C. Innovative Industries, Inc. (the "Company") in connection with the registration by the Company of 1,000,000 shares (the "Shares") of its common stock to be issued pursuant to a registration statement on Form S-8 ("Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records and documents as have been made available to us, as we have deemed necessary or advisable for the purpose of rendering the opinions set forth herein.

         Based on the foregoing, it is our opinion that after the Registration Statement shall become effective and the Shares shall have been issued and delivered as described therein, such Shares will be validly issued, fully paid and non-assessable.

         Consent is hereby given to the use of this opinion as part of the Registration Statement referred to above and to the use of our name wherever it appears in said Registration Statement

                                           Sincerely,

                                           KIPNIS TESCHER LIPPMAN & VALINSKY

                                           /s/ Kipnis Tescher Lippman & Valinsky